Exhibit 10.2

Description of Bonus Terms under the Executive Officer Incentive Plan (EOIP)

The Executive Officer Incentive Plan is an annual bonus program administered by the Compensation Committee (the “Committee”) of the Board of Directors. Terms of potential bonuses are established by the Committee early in each fiscal year (typically, in January), and are communicated to participating executives, but are not documented through a formal agreement with the executives. A description of the bonus arrangements under the EOIP is set forth below.

An executive’s potential bonus under the EOIP equals the individual’s incentive target multiplied by Intel’s EPS for the year and by a factor pre-established each year by the Committee (the “Performance Factor”), all of which are further explained below. The Committee designates the executives who are eligible to receive a bonus under the EOIP, each such individual’s incentive target amount and the Performance Factor for the year. At the end of each year, after the individual amounts payable under this formula are calculated, the Committee has the discretion to reduce (but not increase) a participant’s incentive payment. The EOIP does not specify criteria that the Committee must use in exercising its discretion to reduce EOIP payments, and it also does not require the Committee to make any reductions.

For purposes of the EOIP formula, EPS is the greater of (x) Intel’s operating income or (y) Intel’s net income divided by Intel’s weighted average common and common equivalent shares outstanding. Both operating income per share and adjusted net income per share are not defined under generally accepted accounting principles and are not deemed alternatives to measure performance under GAAP. The Committee may adjust Intel’s operating income or Intel’s net income based on objective criteria selected by the Committee in its sole discretion and in conformity with IRS regulations. These adjustments may include, but are not limited to: asset write-downs; litigation; claim judgments, settlements or tax settlements; the effects of tax law changes, changes in accounting principles or other such laws or provisions affecting reported results; accruals for reorganization and restructuring programs; unrealized gains or losses on investments; and any extraordinary non-recurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial condition and results of operations appearing in Intel’s annual report to stockholders for the applicable year. Operating income does not include gains or losses on equity securities or interest and other income earned by Intel, and does not include a deduction for interest expense and income taxes; as a result, EPS based on operating income generally exceeds EPS based on net income. The Performance Factor applied to EPS as mentioned above is a predetermined factor that considers market competitiveness of the participants’ base salary and incentive target amounts, forecasted EPS growth and performance probability, with the purpose of setting challenging employee performance expectations.